Exhibit 99.1

	Company Contact:	Maggie Feeney
Executive Vice President and
Chief Financial Officer
Cache Inc.
(212) 575-3206

Final
	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FIRST QUARTER FISCAL 2013 RESULTS

New York, New York — May 14, 2013 — Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen week period (“first quarter”) ended March 30, 2013.

For the 13-week period ended March 30, 2013:

•                  Net sales decreased 4.5% to $53.5 million, from $56.0 million in the first quarter of fiscal 2012. Comparable store sales decreased 1.5%, which compares to an increase of 9.4% in the first quarter of fiscal 2012;

•                  Operating loss totaled $8.3 million, which included costs of $1.5 million associated with employee separation charges incurred, primarily due to the separation agreement with the former CEO, as well as severance for other corporate employees. This compares to an operating loss of $2.0 million in the first quarter of fiscal 2012;

•                  Net loss totaled $18.5 million, or $1.38 per share, which included a $10.2 million charge, or $0.76 per share, for an increase in the tax valuation allowance against net deferred tax assets and a $1.5 million charge, or $0.11 per share, in employee separation charge costs. This compares to a net loss of $1.2 million, or $0.09 per share, in the first quarter of fiscal 2012; and

•                  Adjusted net loss totaled $6.8 million, or $0.51 per share.

Jay Margolis, Chairman and Chief Executive Officer, commented: “Our first quarter results reflect our actions to intensify markdown activity on prior season assortments, primarily in sportswear and to reduce promotions on the web.  This activity held back our performance in the quarter, yet was an important step as we prepare to introduce our marketing and merchandising strategies that engage our consumer demographic with brand right trends. We began to see elements of our initiatives, including a positive reaction to new date tops, event dresses and day dresses in the first quarter and expect that the continuing development and evolution of our strategies will have a greater impact on our performance during the second half of the year.”

“I am pleased with the progress that we are making across all facets of our organization to return our Company to profitability and growth,” Mr. Margolis, continued. “As we look ahead, we will continue to build upon our solid infrastructure to capitalize on the significant opportunities that lie ahead for our brand.  To this end, we announced two senior leadership hires in merchandising and marketing and we increased our financial flexibility with the addition of $13.4 million in gross proceeds from the completion of our rights offering.  I continue to be extremely excited by the potential of our Cache brand and remain confident that we are implementing the right strategies, possess the right team and have the balance sheet strength to allow us to achieve our sales productivity and profitability goals.”

First Quarter Operating Results

Gross profit for the first quarter of fiscal 2013 was $16.4 million, or 30.6% of net sales, compared to $22.2 million, or 39.6% of net sales, in the first quarter of fiscal 2012. The decrease in gross profit margin was primarily driven by an increase in markdowns on prior season assortments, as compared to the prior year.

In total, operating expenses were $24.7 million, or 46.1% of net sales, as compared to $24.2 million, or 43.3% of net sales, in the first quarter of fiscal 2012. The increase in operating expenses was primarily due to the $1.5 million employee separation charge in connection with the separation agreement with the Company’s former CEO, as well as other corporate employees. These increases were partially offset by decreases in payroll and payroll-related expenses, as well as depreciation expense.

The Company’s new senior management is reviewing its business and policies, including inventory management, and, due to the cumulative losses incurred over the past few years and the uncertainty of executing a turn-around in the current year, the Company has recorded an additional valuation allowance charge of $10.2 million against the remaining net deferred tax assets during the three months ended March 30, 2013.

At March 30, 2013, cash and marketable securities totaled $4.7 million, as compared to $20.7 million in cash and marketable securities at March 31, 2012. The rights offering was completed on May 1, 2013.  Total inventory at cost decreased 1.6%.

A table summarizing financial results follows:

	Thirteen Weeks Ended
	March 30,	March 31,
	2013	2012
	($ thousands, except for per share data)

Net sales	$53,510	$55,995

Operating loss	$(8,286)	$(2,023)

Net loss	$(18,505)	$(1,208)

Diluted loss per share	$(1.38)	$(0.09)

Adjusted loss per share	$(0.51)	$(0.09)

Basic and diluted weighted average shares outstanding	13,405,000	13,419,000

Number of stores open at end of period	249	268

Store Openings and Closings

During the first quarter, the Company closed 11 locations, ending the quarter with 249 stores in operation. During the balance of fiscal 2013, the Company expects to open one new store and close approximately two more stores, ending the year with approximately 248 stores and approximately 500,000 square feet in operation. The closed stores had negative profitability in fiscal 2012 and their closure is expected to have a favorable impact on fiscal 2013 earnings.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its first quarter fiscal 2013 results today, May 14, 2013 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 12:00 p.m. ET on May 14, 2013 and remain active until 11:59 p.m. ET on May 21, 2012.  The replay can be accessed by dialing (877) 870-5176 and entering replay pin number 413350.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 249 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, , as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 30,	December 29,	March 31,
	2013	2012	2012

ASSETS

Current assets:
Cash and equivalents	$1,662,000	$12,360,000	$10,710,000
Marketable securities	—	3,013,000	7,014,000
Certificate of deposits - restricted	3,000,000	3,000,000	3,000,000
Receivables, net	3,070,000	2,200,000	3,346,000
Income tax receivable	—	184,000	131,000
Inventories, net	26,894,000	21,246,000	27,326,000
Prepaid expenses and other current assets	2,131,000	2,224,000	2,347,000
Total current assets	36,757,000	44,227,000	53,874,000

Equipment and leasehold improvements, net	19,810,000	20,177,000	19,367,000
Intangible assets, net	102,000	102,000	102,000
Other assets	641,000	10,119,000	9,726,000

Total assets	$57,310,000	$74,625,000	$83,069,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,524,000	$12,397,000	$10,502,000
Accrued compensation	2,109,000	2,615,000	1,372,000
Accrued liabilities	10,100,000	11,795,000	10,188,000
Total current liabilities	26,733,000	26,807,000	22,062,000

Other liabilities	9,869,000	8,777,000	11,267,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock	171,000	171,000	171,000
Additional paid-in capital	48,907,000	48,735,000	48,564,000
Retained earnings	11,425,000	29,930,000	40,800,000
Treasury stock at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders’ equity	20,708,000	39,041,000	49,740,000

Total liabilities and stockholders’ equity	$57,310,000	$74,625,000	$83,069,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	March 30,	March 31,
	2013	2012

Net sales	$53,510,000	$55,995,000

Cost of sales, including buying and occupancy	37,114,000	33,798,000

Gross profit	16,396,000	22,197,000

Expenses
Store operating expenses	18,503,000	19,342,000
General and administrative expenses	4,681,000	4,878,000
Employee separation charge	1,498,000	—
Total expenses	24,682,000	24,220,000

Operating loss	(8,286,000)	(2,023,000)

Other income (expense):
Interest income	8,000	18,000

Loss before income taxes	(8,278,000)	(2,005,000)

Income tax provision (benefit)	10,227,000	(797,000)

Net loss	$(18,505,000)	$(1,208,000)

Basic loss per share	$(1.38)	$(0.09)

Diluted loss per share	$(1.38)	$(0.09)

Basic weighted average shares outstanding	13,405,000	13,419,000

Diluted weighted average shares outstanding	13,405,000	13,419,000

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides adjusted net loss, adjusted net loss per share, historic earnings (loss) and earnings (loss) per diluted share, each adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results.  These measures should not be considered a substitute for, or superior to, GAAP results.

CACHE, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted Net Loss

(dollars in thousands, except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	March 30,	March 31,
	2013	2012
Net loss	$(18,505)	$(1,208)

Income tax valuation allowance(1)	10,201	—
Employee separation charge(2)	1,498	—
Adjusted net loss	$(6,806)	$(1,208)

Net loss	$(1.38)	$(0.09)

Income tax valuation allowance(1)	0.76	—
Employee separation charge(2)	0.11	—
Adjusted net loss	$(0.51)	$(0.09)

(1)                   Represents an increase in the tax valuation against net deferred tax assets.

(2)                   Represents employee separation charge in connection with the separation agreement with the Company’s former Chief Executive Officer, as well as severance for other corporate employees. Costs include severance and benefits along with related taxes.